Exhibit 99.1

NEWS RELEASE

Contact:   Robert Higginbotham

Vice President, Investor Relations

robert.higginbotham@footlocker.com

(212) 720-4600

FOOT LOCKER, INC. REPORTS 2022 THIRD QUARTER RESULTS; UPDATES 2022 OUTLOOK

•	Third quarter sales and earnings above expectations
•	Total sales decreased 0.7% from 2021 on a reported basis; increased 3.3% in constant currency
•	Comparable-store sales increased 0.8% year-over-year
•	EPS of $1.01 and Non-GAAP EPS of $1.27
•	Raises 2022 EPS guidance to $4.42-$4.50, compared to prior range of $4.25-$4.45

NEW YORK, NY, November 18, 2022 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 29, 2022.

“Foot Locker’s solid third quarter results in the midst of ongoing macroeconomic challenges are a testament to the strengths of this organization that I am honored to now be leading,” said Mary Dillon, President and Chief Executive Officer. “Despite the tough environment, our expanding customer base remained resilient, and I’m proud that our team delivered sales above our expectations, thanks to their exceptional execution.”

Ms. Dillon continued, “I see tremendous opportunity to further leverage the power of our brand equity and our incredible field team to drive our growth in this exciting category.”

Third Quarter Results

The Company reported net income of $96 million, or $1.01 per share, for the 13 weeks ended October 29, 2022, compared with $158 million, or $1.52 per share, for the corresponding prior-year period.

On a non-GAAP basis, the Company earned $1.27 per share, compared with non-GAAP earnings of $1.74 per share in the prior-year period. Please see the GAAP to non-GAAP reconciliation below.

Third quarter comparable-store sales increased by 0.8% against record sales levels last year, driven by strong demand, the Company’s brand diversification efforts, and improved access to high-quality inventory. Total sales decreased by 0.7%, to $2,173 million, compared with sales of $2,189 million in the third quarter of 2021. Excluding the effect of foreign exchange rate fluctuations, total sales for the third quarter increased by 3.3%.

Gross margin declined by 270 basis points compared with the prior-year period, driven mainly by higher markdowns on increased promotional activity across the industry, and modest supply chain cost pressure.

SG&A increased by 60 basis points, driven mainly by labor inflation, partially offset by early savings from the Company’s cost optimization program.

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Year-To-Date Results

For the first nine months of the year, the Company posted net income of $323 million, or $3.38 per share, compared with $790 million, or $7.54 per share, for the corresponding prior-year period. On a non-GAAP basis, earnings per share for the nine-month period totaled $3.98, compared to $5.80 in the corresponding prior-year period. Year-to-date sales were $6,413 million, a decrease of 3.1% compared to $6,617 million in the corresponding nine months of 2021. Year-to-date, comparable store sales decreased 3.9%, while total year-to-date sales, excluding the effect of foreign currency fluctuations, decreased by 0.1%.

Financial Position

As of October 29, 2022, merchandise inventories were $1,685 million, up 29.5% compared to the end of the third quarter last year. Current inventory quality and aging continue to be healthy and position the Company well to fulfill demand for the holiday season and the fourth quarter overall. At quarter-end, the Company’s cash and cash equivalents totaled $351 million, while debt was $454 million.

During the third quarter of 2022, the Company paid a quarterly dividend of $0.40 per share, for a total of $37 million.

Financial Outlook

Andrew Page, Executive Vice President and Chief Financial Officer, said, “Following better-than-expected results for the third quarter and strong momentum coming out of the quarter, we are increasing our outlook for the fourth quarter and the full year. While the macroeconomic environment remains uncertain, our demand trends, and inventory position in high-quality product gives us confidence we can achieve our new range, while also remaining flexible to manage through ongoing volatility.”

The Company’s fourth quarter and updated full-year 2022 outlooks are summarized in the table below.

2022 Guidance
Metric	Prior Full Year	Updated Full Year	Fourth Quarter	Commentary
Total Sales	Down 6% to 7%	Down 4% to 5%	Down 8% to 10%	Ongoing foreign currency pressure
Comp Sales	Down 8% to 9%	Down 4% to 5%	Down 6% to 8%	Strong demand, execution, and access to inventory
Square Footage	Down 1% to 2%	Down slightly	Down slightly
Gross Margin	31.1% to 31.2%	31.7% to 31.8%	29.0% to 29.3%	Ongoing promotional pressure
SG&A Rate	21.3% to 21.4%	~22.0%	23.3% to 23.4%	Labor inflation, partially offset by cost optimization
D&A	~$213 million	~$210 million	~$53 million
Interest	~$20 million	~$17 million	~$4 million
Tax Rate (Non-GAAP)	30.0% to 30.5%	~30.7%	~32.5%
Non-GAAP EPS	$4.25-$4.45	$4.42-$4.50	$0.45-$0.53	Raising full year outlook
Capital Expenditures	Up to $275 million	Up to $275 million

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted income taxes and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

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Store Base Update

During the third quarter, the Company opened 24 new stores, remodeled or relocated 23 stores, and closed 29 stores.

As of October 29, 2022, the Company operated 2,794 stores across 28 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 155 franchised stores were operating in the Middle East and Asia.

Conference Call and Webcast

The Company is hosting a live conference call at 9:00 a.m. ET today, Friday, November 18, 2022, to review these results and provide an update on the business. An investor presentation will be available under the Investor Relations section of the Company’s corporate website before the start of the conference call. This conference call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via the Investor Relations section of footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 3878666 through December 2, 2022. A replay of the call will also be available via webcast from footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended January 29, 2022 filed on March 24, 2022. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended October 29, 2022 and October 30, 2021

(In millions, except per share amounts)

	Third Quarter		Year-to-Date
	2022	2021	2022	2021
Sales	$2,173	$2,189	$6,413	$6,617
Cost of sales	1,477	1,429	4,323	4,310
Selling, general and administrative expenses	467	458	1,382	1,326
Depreciation and amortization	52	49	157	142
Impairment and other charges	20	57	38	97
Income from operations	157	196	513	742

Interest expense, net	(3)	(4)	(13)	(8)
Other income / (expense), net	(11)	30	(24)	359
Income before income taxes	143	222	476	1,093
Income tax expense	47	64	154	303
Net income	96	158	$322	$790
Net loss attributable to noncontrolling interests	—	—	1	—
Net income attributable to Foot Locker, Inc.	$96	$158	$323	$790

Diluted earnings per share	$1.01	$1.52	$3.38	$7.54
Weighted-average diluted shares outstanding	94.7	104.4	95.7	104.9

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Effective with the first quarter of 2022, the Company excludes all gains or losses associated with the minority investments to arrive at non-GAAP earnings; previously only certain amounts were adjusted. Those amounts not previously excluded from non-GAAP earnings during 2021 represented $17 million ($12 million after tax or $0.12 per share), $27 million ($20 million after tax, or $0.19 per share), and $27 million ($20 million or $0.21 per share) for the second, third, and fourth quarters of 2021, respectively. For the full year, this represented income of $71 million ($52 million after tax, or $0.50 per share) and was primarily related to our investment in Retailors, Ltd. Amounts recorded prior to 2021 were not significant. Non-GAAP financial measures that will be presented will exclude (i) minority investments, (ii) impairments and other charges, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

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Non-GAAP Reconciliation

(unaudited)

Periods ended October 29, 2022 and October 30, 2021

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Third Quarter		Year-to-Date
	2022	2021 (1)	2022	2021 (1)
Pre-tax income:
Income before income taxes	$143	$222	$476	$1,093
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (2)	20	57	38	97
Other income / expense (3)	14	(27)	32	(347)
Adjusted income before income taxes (non-GAAP)	$177	$252	$546	$843

After-tax income:
Net income attributable to Foot Locker, Inc.	$96	$158	$323	$790
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $5, $14, $10, and $24 million, respectively (2)	15	43	28	73
Other income / expense, net of income tax benefit/(expense) of $4, $(7), $7, and $(91) million, respectively (3)	10	(20)	25	(256)
Tax reserves charge (4)	—	—	5	—
Adjusted net income (non-GAAP)	$121	$181	$381	$607

	Third Quarter		Year-to-Date
	2022	2021 (1)	2022	2021 (1)
Earnings per share:
Diluted earnings per share	$1.01	$1.52	$3.38	$7.54
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (2)	0.16	0.41	0.29	0.69
Other income / expense (3)	0.10	(0.19)	0.26	(2.43)
Tax reserves charge (4)	—	—	0.05	—
Adjusted diluted earnings per share (non-GAAP)	$1.27	$1.74	$3.98	$5.80

Notes on Non-GAAP Adjustments:

(1)	Non-GAAP results in the third quarter and year-to-date periods of 2021 were affected by the change in presentation of minority investments discussed above, which excluded $27 million of income ($20 million after tax or $0.19 per share) in the third quarter and $44 million of income ($32 million or $0.30 per share) year-to-date.

(2)	For the third quarter of 2022, impairment and other charges included $17 million of transformation consulting, $2 million of severance costs for the upcoming closure of a distribution center, and $1 million of acquisition integration costs. For year-to-date 2022, impairment and other charges included $27 million of transformation consulting, $5 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges, $4 million of acquisition integration costs, and $2 million of severance costs related to the distribution center closure.

For the third quarter and year-to-date periods of 2021, impairment and other charges included $13 million and $52 million, respectively, of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges associated with the decision to exit Footaction stores, $30 million and $32 million, respectively, of impairment of investments, and acquisition and integration costs of $14 million.

Also included in the year-to-date period of 2021 is $4 million in lease-related termination costs and charges of $2 million primarily related to severance costs in connection with the reorganization of certain support functions. Partially offsetting these losses and charges was $7 million of additional insurance recovery recorded in impairment and other charges as it relates to the book value of property losses recorded in 2020.

(3)	Other income / expense for the third quarter of 2022 primarily consisted of a $15 million loss on minority investments, primarily due to a change in fair value of the investment in Retailors, Ltd., a publicly-listed entity, partially offset by an additional $1 million gain on the divestiture of the Team Sales business that occurred in the second quarter. The year-to-date 2022 amount includes $52 million of losses on minority investments, primarily from Retailors, Ltd., a $19 million gain on the Team Sales business divestiture, and $1 million of dividend income.

For the third quarter and year-to-date 2021, other income included $27 million and $343 million, respectively, of gains on minority investments, primarily related to the fair value adjustment of Retailors, Ltd., as well as a higher valuation on our investment in GOAT in the year-to-date period. Other income also included $4 million of insurance recoveries in the year-to-date period.

(4)	In the second quarter of 2022, the Company recorded a $5 million charge related to the Company’s income tax reserves due to the resolution of a foreign tax settlement.

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Consolidated Balance Sheets

(unaudited)

(In millions)

	October 29,	October 30,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$351	$1,339
Merchandise inventories	1,685	1,301
Other current assets	302	253
	2,338	2,893
Property and equipment, net	897	860
Operating lease right-of-use assets	2,449	2,619
Deferred taxes	65	95
Goodwill	764	651
Other intangible assets, net	424	235
Minority investments	722	762
Other assets	103	96
	$7,762	$8,211

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$522	$578
Accrued and other liabilities	455	498
Current portion of long-term debt and obligations under finance leases	6	104
Current portion of lease obligations	539	577
	1,522	1,757
Long-term debt and obligations under finance leases	448	456
Long-term lease obligations	2,212	2,421
Other liabilities	321	235
Total liabilities	4,503	4,869
Total shareholders' equity	3,259	3,342
	$7,762	$8,211

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 29,			October 29,	Relocations/
	2022	Opened	Closed	2022	Remodels
Foot Locker U.S.	802	21	52	771	20
Foot Locker Europe	626	18	10	634	20
Foot Locker Canada	95	1	6	90	1
Foot Locker Pacific	94	1	—	95	10
Foot Locker Asia	30	3	—	33	—
Kids Foot Locker	410	21	18	413	8
Lady Foot Locker	14	—	5	9	—
Champs Sports	525	2	17	510	4
Footaction	41	—	30	11	—
Sidestep	86	1	6	81	—
WSS	98	10	—	108	4
atmos	37	4	2	39	3
Total	2,858	82	146	2,794	70

Selling and gross square footage are as follows:

	October 30, 2021		October 29, 2022
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,394	4,151	2,367	4,079
Foot Locker Europe	1,038	2,194	1,132	2,337
Foot Locker Canada	252	413	248	408
Foot Locker Pacific	179	283	204	315
Foot Locker Asia	109	191	126	233
Kids Foot Locker	723	1,240	767	1,301
Lady Foot Locker	21	48	15	26
Champs Sports	1,922	3,007	1,879	2,940
Footaction	509	834	29	51
Sidestep	93	174	100	189
WSS	906	1,151	1,067	1,341
atmos (1)	—	—	37	66
Total	8,146	13,686	7,971	13,286

(1)	The Company acquired 38 existing atmos stores in November 2021.

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